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                                                                    EXHIBIT 21.1

                  SUBSIDIARIES OF CTRIP.COM INTERNATIONAL, LTD.

Ctrip.com (Hong Kong) Limited, a Hong Kong company

Ctrip Computer Technology (Shanghai) Co., Ltd., a PRC company

Ctrip Travel Information Technology (Shanghai) Co., Ltd., a PRC company